Exhibit 10.6

CERTAIN PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED. REDACTIONS ARE INDICATED BY A DOUBLE PAIR OF EMPTY BRACKETS (“[[     ]]”). THE TEXT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE NUMBER OF PAGES COVERED BY THIS REQUEST IS 4.

FIRST AMENDMENT

This First Amendment (this “Amendment”) is made and entered into on this [[                    ]] by and among NEC Infrontia, Inc. (“NECII”), a Connecticut Corporation with offices at 6535 N. Highway 161, Building A, Irving, Texas 75039 and Info-Hold, Inc. (“Info-Hold”), an Ohio Corporation with offices at 396 Wards Corner Road, Building 200, Loveland, Ohio 45140.

W I T N E S S E T H

WHEREAS, NECII and Info-Hold entered into an OEM Distribution Agreement dated [[                    ]] (the “Agreement”); and

WHEREAS, both NECII and Info-Hold desire to amend the Agreement as follows:

1.	Revise the Schedules A-E to correct typographical errors; and

2.	To amend the Agreement to include additional PRODUCTS in Schedule A.

3.	This Amendment contains additional terms and conditions and clarifications for the Agreement between NECII and Info-Hold. Definitions provided in the Agreement shall remain consistent in this Amendment unless specifically otherwise indicated. To the extent such terms are inconsistent with other provisions of this Agreement, the terms and conditions set forth above shall supersede such inconsistent terms.

The undersigned parties represent and warrant that they have full power and authority to enter into this Agreement.

NEC INFRONTIA, INC.

By:	[[ ]]
Name:	[[ ]]
(Print or type)
Title:	[[ ]]

Date:	1-27-03

INFO-HOLD, INC.

By:	/s/ Joey C. Hazenfield
Name:	Joey C. Hazenfield
(Print or type)
Title:	President/CEO
Date:	[[ ]]

SCHEDULE A

PRODUCTS

Info-Hold will OEM following products and services to NECII:

1. Protegé. This is a music-on-hold product which allows the users to communicate the on-hold messaging campaign or desired music to the callers when placed on hold. This product will interface with the NEC® KTS and PBX products through music-on-hold interface. The design of the PRODUCT is based on compact disc technology. Following are some of the major features:

•	Messages can be programmed on-site

•	Dated messages can be skipped

•	Allows you to build an accumulating library of messages

•	Built in memory will automatically reprogram the last played sequence in the event of power loss

•	State-of-the-art digital sound quality

•	RCA Cable – P/N 750318

•	Remote for Protégé system – P/N 750317

2. Info-Link. This PRODUCT includes all of the same features as the Protegé, but also provides:

•	Remote access from any Windows® compatible PC with internet access. It allows the end-user to access their message library and all message options (and scripts), including the ability to see what messages are playing at each location.

•	Remote programmability which allows the end-user to have control to send signals to the remote sites to select or deselect messages to be played from the on site library this product is primarily designed for multi location end users.

•	RCA Cable – P/N 750318

SERVICES

Info-Hold will provide service for customized audio content and production services at initial release. This service will be based on a subscription between the end-user customer and Info-Hold, Info-Hold shall pay a percentage of the subscription revenue, percentage to be negotiated at a later time, to NECII under a joint marketing program as profits for all customers generated under this Agreement.

SCHEDULE B

PRICING

PRODUCT PRICING

All systems are fully configured and ready to plug in and use when shipped.

NECII will pay [[                    ]] for each system protege system ordered.

NECII will pay [[                    ]] for each link system ordered.

SUBSCRIPTION PRICING & [REVENUE SHARING]

The cost of subscription for customized audio contents is variable. This cost will be negotiated between the end user customer and Info-Hold [Info-Hold will provide NECII [[                    ]] gross revenues received from customers generated by subscription under this agreement. Info-Hold shall be responsible for accurately accounting for all such revenue and for forwarding the agreed upon portion [[                    ]] payment shall be made to NECII in quarterly installments, unless otherwise requested by NECII, beginning on the first day of the first new calendar quarter after the first such revenues are received by Info-Hold under this Agreement.]

SCHEDULE C

NECII PACKAGING & LABELING REQUIREMENTS

Info-Hold will meet the specific packaging and labeling requirements. A Packaging document will be submitted to Info-Hold by NECII for the PRODUCT packaging and labeling.

SCHEDULE D

INSPECTION AND ACCEPTANCE STANDARDS

ACCEPTANCE STANDARDS:

The PRODUCT will be tested for following criteria for final acceptance:

1.	Alpha test: In NECII labs – Following items will be tested;

a.	Integration with Electra Elite® Key telephone system

b.	Audio quality

c.	Reliability

d.	Burn in and heat test

e.	Installation

f.	Documentation

2.	Beta Test: The PRODUCT will be tested in the field on a live system at an end-user site.

3.	Regulations: Verify all the US Canadian and South American regulatory requirements.

INSPECTION STANDARDS:

Sampling test is to be based on Zero Acceptance Number Sampling Plans using an AQL of 0.65% for “Major Defects” and 1.0% for “Minor Defects”.

The criteria for Major Defects are as follows:

(1)	1 or more scratch, crack, or other damaged on front face which is visible at 1m.

(2)	2 or more of the above visible at 50cm.

(3)	1 or more scratch, crack, or other damage on side, back, or top face which is visible at 1m.

(4)	Any excessive damage to the bottom of the unit, such as deep scratches, cracks which are separated, etc.

(5)	1 or more spots on the front, top, or side face with a diameter greater than 1.0mm.

(6)	2 or more spots on the front, top, or side face with 0.6<D<1.0mm.

(7)	3 or more spots on the front, top, or side face with 0.4<D<0.6mm.

(8)	5 or more spots on the front, top, or side face with 0.2<D<0.4mm.

(9)	Gaps greater than or equal to 1.0mm on the base or handset.

(10)	Base is not flat and rocks when placed on the surface plate.

(11)	Missing or incorrect indications.

(12)	Missing or incorrect, or loose screws which affect appearance, function, or safety.

(13)	Screws which have been damaged and cannot be removed using standard tools.

(14)	Any missing accessory (screws, AC adapter, function label, function cover, caution label, FCC and UL ID labels, etc).

(15)	Damaged power cord, which exposes conductors.

(16)	Functional defects.

The criteria for Minor Defects are as follows:

(1)	1 or more scratch, crack, or other damaged on front face which is visible at 50cm.

(2)	1 or 2 scratches, crack, or other damage on side, back, or top face which is visible at 50cm.

(3)	Multiple scratches, cracks, or other damage to the bottom of the base.

(4)	1 or more spots on the front, top, or side face with a diameter greater than 0.6<D<1.0mm.

(5)	2 or more spots on the front, top, or side face with 0.4<D<0.6mm.

(6)	3 or more spots on the front, top, or side face with 0.2<D<0.4mm.

(7)	5 or more spots on the front, top, or side face with D<0.2mm.

(8)	Missing, incorrect, or loose screws which do not affect appearance, function, or safety.

(9)	Screws which have been damaged but can be removed using standard tools.

(10)	Damaged power cord, which does not expose conductors.

SCHEDULE E

WARRANTY & OUT OF WARRANTY SERVICES AND MISCELLANEOUS

1.	REPAIR: Like new condition

For products covered under Info-Hold’s three-year limited warranty, Info-Hold will provide NECII or its designee with replacement units that are in refurbished, “like new” condition. Units will be replaced on an advanced replacement basis in accordance with section 8b of the Agreement.

2.	COST: Out of Warranty repair

After the expiration of three-year warranty period, Info-Hold will provide NECII with replacement units at [[                    ]] of NECII’s Cost.

3.	Warranties tracking method

Info-Hold will provide a three-year warranty on the PRODUCTS and will track the warranty by a bar-coded date on the back of the unit.

4.	Escalation for support calls

Info-Hold will have a group of CSR’s designated to take second-level support calls from NECII’s affiliate’s technical support group. The escalation for support call will be to Group leader and then to the Director of Installation and Support Services, and then to the Vice President of Client Services.

5.	Shipping Process

The standard sales and ordering process will be as follows:

1)	Info-Hold will receive an order, in the form of a PO, from NECII.

2)	The Info-Hold inside sales representative for NECII will place the order in our systems and designate “standard UPS ground” as a default shipping method. If specified on Info-Hold’s purchase order a special shipping, i.e., over-night delivery, Info-Hold will designate shipping, and then charge NECII for shipping. In both cases, Info-Hold will pay the shipping, and then invoice NECII for the actual shipping amount.

3)	The purchase order will contain the following information: ship-to address, bill-to address, shipping method, customer contact information for custom productions, and a list of products ordered.

4)	An invoice and packing slip will be generated, the invoice being sent to NECII, and the packing slip being placed in the shipping box.

5)	The PRODUCT will be shipped to the customer or designated location.

6)	Info-Hold will provide NECII with a weekly summary of all PRODUCT shipments. Info-Hold’s longer-term strategy is to have a designated web page for NECII, so that NECII can log onto Info-Hold’s web site and check the status, in a near real-time basis, for all orders. A contact person will be designated at NECII to receive the weekly shipment reports.

7)	RMA process: Info-Hold will troubleshoot the problem with NECII, and if there is a defective part, Info-Hold will give NECII an RMA number. NECII or its designee will box the unit place the RMA number on the unit, and ship it back to Info-Hold. Once Info-Hold receives the unit, a new unit will be shipped to NECII.

8)	Packaging and labeling process: Info-Hold will meet the packaging specification provided by NECII. NECII will provide Info-Hold with labels in lots of 1,000, and Info-Hold will place the appropriate labels on the shipping box in accordance with the packaging specification provided by NECII.

9)	Contents of shipping box: The box will contain the following: the box will include a User’s guide, an end user license agreement for custom messages, all necessary cords for the dealer to install the system, a starter disc with pre-recorded messages to allow the end-user to enable the system at time of install and to use these music and message tracks until the customer’s custom tracks are produced and Protégé system complete with remote for end user programming of the desired tracks on the Protégé message system.

SCHEDULE F

CONFIDENTIALITY AGREEMENT

AGREEMENT FOR USE AND NONDISCLOSURE

OF CONFIDENTIAL AND/OR PROPRIETARY INFORMATION

THIS AGREEMENT, effective as of this [7th day of June 2002,] by and between NEC INFRONTIA, INC. (hereinafter “NECII”), and Info-Hold, Inc. (hereinafter “Company”), is intended to preserve the confidentiality and/or proprietary status of information to be disclosed or exchanged between NECII and Company concerning OEM Distribution Agreement for Company (hereinafter “the PRODUCT”).

NECII may disclose to representatives of COMPANY confidential, trade secret, and/or proprietary information concerning hardware and/or software components, functions and features of the PRODUCT. COMPANY may likewise disclose to NECII certain confidential and/or proprietary information for use by NECII in developing the PRODUCT. COMPANY and NECII acknowledge that neither would disclose such information to the other unless the other agreed to maintain such information in confidence.

NOW, THEREFORE, in reliance upon and in consideration of the following undertakings and the mutual benefits to be derived therefrom, NECII and COMPANY agree as follows:

1.	“Confidential Information” as used herein shall mean various trade secrets, proprietary NECII and COMPANY technical data, technical experience, and other confidential information, including (but not limited to) design, features, and functions of the PRODUCT, materials and manufacturing processes, software and firmware computer programs, patterns, devices, inventions, compilations of information, records and specifications, and business methods and techniques which are owned by the disclosing party. “Confidential Information” includes the above-stated types of information, whether provided by the disclosing party in written or verbal form, or as data recorded in any machine-readable medium or form, provided, that:

(a)	written Confidential Information will be stamped or labeled “[Disclosing Party] Confidential” (or words of similar connotation) at the time it is provided,

(b)	verbal information will be identified as Confidential Information by the disclosing party at the time it is provided, and

(c)	data recorded in any machine-readable medium will be identified by the disclosing party at the time it is provided, by the use of (i) a label affixed to the medium or (ii) a display which appears on the output of a terminal, printout or other method used to translate machine-readable information into information discernable by human beings, in such a way that the Confidential Information cannot be accessed without such notice first having appeared.

A disclosing party which fails to identify disclosed information as “Confidential Information” at the time of disclosure may subsequently identify such information as “Confidential Information”, on a prospective basis, by giving written notice to the receiving party. Notwithstanding anything contained herein to the contrary, the receiving party shall not be liable for any consequences of its use of such information, including (but not limited to) the receiving party’s release of such information to the public, prior to the time of receiving such written notice.

2.	Each party agrees to use Confidential Information received from the other only for purposes of: (a) the development of the PRODUCT, (b) determining whether to enter into a mutual business relationship concerning the PRODUCT, or (c) other purposes identified and mutually agreed upon.

3.	NECII and COMPANY agree not to reveal the other’s Confidential Information to any third party, nor to reveal the contents of this Agreement to any third party, without the other’s prior written consent. As a condition of granting such consent, the other party may require the third party to execute an agreement in substantially the same form as this agreement.

4.	Unless prior written consent is obtained, NECII and COMPANY agree to disclose Confidential Information received from one another only to representatives, officers, employees or agents of the receiving party who have a “need to know” such Confidential Information for the purposes set forth in Section 2 above.

5.	Whenever NECII or COMPANY generates an internal work product containing the other’s Confidential Information (including, but not limited to: notes, extracts, paraphrased text and references from which the substance of the Confidential Information may be implied or otherwise understood), all tangible forms of that work product will have any page which contains the other’s Confidential Information labeled “NEC America Confidential” or “COMPANY Confidential”, as appropriate. The Confidential Information contained in such work product will be handled in the same manner, and shall be as fully governed by the terms of this Agreement, as the original version of such Confidential Information.

For purposes of this Paragraph, an “internal work product” includes any “hard copy”, “printout” or other transfer of all or portions of Confidential Information into a medium and form discernable by human beings. It shall be the responsibility of the receiving party to insure that the medium to which such transfers might be made will, by “hand stamping” or other appropriate method, contain notices concerning the Confidential Information in the form described in Paragraph 5 above.

6.	Except for internal distribution on a “need to know” basis as set forth in Paragraph 4 above, for the purposes set forth in Paragraph 2 above, NECII and COMPANY agree not to copy or otherwise reproduce any written Confidential Information without the express prior written consent of the disclosing party. In any event, all such Confidential Information and copies thereof shall remain the sole property of the disclosing party, and all copies (including internal copies) shall be promptly returned to the disclosing party when: (a) the receiving party’s need for it has expired, or (b) upon the disclosing party’s request.

7.	NECII and COMPANY shall comply, and do all things necessary to enable the other to comply, with all applicable Federal, State and local laws, regulations and ordinances, including but not limited to, the Regulations of the United States Department of Commerce relating to the Export of Technical Data, insofar as they may relate to the activities to be performed by the parties. NECII and COMPANY agree to obtain any and all required government documents and approvals prior to the exportation of any Confidential Information which includes such technical data disclosed by the other.

8.	Both NECII and COMPANY shall provide the sane type and degree of care to prevent disclosure or unauthorized use of the other party’s Confidential Information as they would provide to protect their own confidential information. As a minimum requirement, NECII and COMPANY shall retain each other’s Confidential Information in one or more secure places with access limited only to their respective representatives, officers, employees or agents who have a “need to know” such Confidential Information for the purposes set forth in Paragraph 2 herein.

9.	Notwithstanding the definition contained in Section 1 herein, the term “Confidential Information” does not include information which:

(a)	has been published by the disclosing party or is otherwise in the public domain through no fault of the receiving party;

(b)	is properly within the legitimate possession of the receiving party prior to its disclosure hereunder and without any obligation of confidence;

(c)	after disclosure, is lawfully received by the receiving party from a third party having rights in such Confidential Information and such third party was not restricted from disclosing the information to the receiving party hereunder;

(d)	is independently developed by the receiving party through persons who have not had access to, or knowledge of, the Confidential Information; or

(e)	is approved for disclosure by the owner of the Confidential Information, in writing, prior to its disclosure.

10.	Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body or is otherwise required by law; provided, however, that the responding party first shall have given notice to the other party hereto and shall have, as appropriate:

(a)	fully cooperated in the other party’s attempt to obtain a “protective order” from the appropriate court or other governmental body, or

(b)	attempted to classify such documents to prevent access by the public, in accordance with the provisions of the federal Freedom of Information Act (“FOIA”) or similar State statutes.

11.	No license or immunity is granted under this Agreement by either party to the other, directly or by implication, estoppel, or otherwise, under any patents, copyrights, trademarks, service marks, or trade secrets. None of the Confidential Information which may be disclosed shall constitute any representation, warranty, assurance or guaranty by either party to the other with respect to the infringement of patents or other rights of others.

12. (a)	Because monetary damages are difficult to ascertain and would be inadequate as a remedy for NECII in the event that COMPANY were to violate the terms of this Agreement, COMPANY agrees that NECII may seek to obtain an injunction to prevent unauthorized use or disclosure of Confidential Information by COMPANY, in addition to any other legal or equitable remedies which may be available to NECII. COMPANY further agrees to indemnify and hold harmless NECII from any and all foreseeable loss or liability to third parties which may result from the unauthorized disclosure by COMPANY of the Confidential Information.

(b)	In the event that NECII is the prevailing party in any court action or other proceeding to enforce or arising from the provisions of this agreement, COMPANY hereby agrees that NECII may recover the costs therein incurred by NECII, including but not limited to reasonable attorneys’ fees. For these purposes, NECII will be deemed to be the prevailing party if a restraining order, injunction or judgment for declaratory relief or for damages or other legal or equitable relief is entered in its favor on some or all of its claims.

13.	The receiving party agrees to obtain prior written confirmation from the disclosing party as to whether or not particular information is Confidential Information prior to disclosure of such information, if the receiving party is uncertain as to the nature of such particular information.

14.	The confidentiality obligations set forth in this agreement shall terminate three years after execution of this agreement. The remaining portions of this agreement shall remain effective after such date. In the event that any portion of this Agreement shall be ruled invalid by a court of competent jurisdiction, the remaining portions shall be deemed valid and in effect, and interpreted as if the invalid portion had never been a part hereof.

15.	This Agreement cannot be amended, nor its provisions waived, except by a writing signed by officers of NECII and COMPANY.

16.

(a)    This Agreement shall be governed by the laws of the State of Connecticut. There are no other understandings, agreements or representations, express or implied, between NECII and COMPANY regarding the subject of this Agreement.

(b)    COMPANY hereby agrees that any dispute arising from the provisions of this or any other agreement between the parties may be litigated in the courts of the State of Connecticut and COMPANY accordingly hereby consents to submit to the jurisdiction of such courts and expressly waives any objections or defenses based upon lack of personal jurisdiction or venue.

IN WITNESS WHEREOF, NECII and COMPANY have executed this Agreement through their duly authorized representatives as of the day first written above.

INFO-HOLD, INC.

By:	/s/ Joey C. Hazenfield
Title:	President/CEO

NEC INFRONTIA, INC.

By:	[[ ]] 6/17/02
Title:	SVP